Free Writing Prospectus
Filed Pursuant to Rule 433
Dated October 2, 2018
Registration Statement Nos. 333-224598 and 333-224598-01

$1.6bln Verizon Owner Trust 2018-A
Verizon Wireless Revolving Device Payment Plan Program
Joint Leads:	BofAML (struc), Barclays, Citi, TD
Co-Managers:	BNP, MIZ, MUFG
Selling Group:	Loop, Williams

CL	$SIZE(MM)	WAL	EXP	LGL	M/S/F	BENCH		YIELD	PRICE	CPN
A1a	1,226.000	2.51	11/20/21	4/20/23	Aaa/AAA/AAA	iSwaps	+24	3.252	99.99844	3.23
A1b	200.000	2.51	11/20/21	4/20/23	Aaa/AAA/AAA	1m Libor	+24	--	100.00000	--
B	98.000	3.19	12/20/21	4/20/23	Aa1/AA+/AA	iSwaps	+37	3.412	99.97461	3.38
C	76.000	3.19	12/20/21	4/20/23	Aa3/A+/A	iSwaps	+54	3.582	99.98188	3.55

BILL & DELIVER		: BofAML	BBG TICKER	: VZOT 2018-A
EXPECTED RATINGS		: Moody's/S&P/Fitch	REGISTRATION	: Public
EXPECTED SETTLE		: 10/10/18	FIRST PAY DATE	: 12/20/18
ERISA ELIGIBLE		: YES	DENOMS	: $1k/$1k
CUSIPS:	A1A	: 92348XAA3	PX SPEED	: 100% PPC, 10%
	A1B	: 92348XAB1
	B	: 92348XAC9
	C	: 92348XAD7

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to dg.prospectus_request@baml.com.  The securities may not be suitable for all investors. Merrill Lynch, Pierce, Fenner & Smith, Incorporated and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.